EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ALUMIFUEL POWER CORPORATION ANNOUNCES PLANS FOR BUSINESS COMBINATION WITH DEVELOPER OF CYBER SECURITY SOLUTIONS

CENTENNIAL, Colorado August 27, 2015. — AlumiFuel Power Corporation (OTCPink: AFPW) (“AlumiFuel” or the “Company”), and ByteSentinel Partners, LLC, a privately-held development-stage Texas-based Limited Liability Corporation (“ByteSentinel”), announced their entry into a non-binding Letter of Intent (“LOI”) and are moving toward signing a definitive agreement within the next 90 days. Under the terms of the LOI, AlumiFuel will acquire 100% of the outstanding LLC interests in ByteSentinel in exchange for AlumiFuel common stock.

ByteSentinel is developing innovative cyber security solutions that make the world safe for businesses and consumers to exchange digital information. Their solutions are focused on delivering the latest, cutting edge and seamless integration of user and application authentication, and encryption to both mobile and non-mobile environments.

Closing of this transaction is subject to customary conditions including further due diligence by the parties, negotiation and execution of a definitive agreement and related documents, and satisfaction of any necessary, board of director, stockholder and LLC interest holder approvals.

About AlumiFuel Power Corporation

AlumiFuel Power Corporation, operating through its wholly owned subsidiary, NovoFuel, Inc., is an early production stage renewable energy company that generates hydrogen gas and heat through the chemical reaction of aluminum, water, and proprietary additives.

Safe Harbor for Forward-looking Statements

This news release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company’s progress, business opportunities and growth prospects, they are based on management’s current beliefs and assumptions as to future events. However, since the company’s operations and business prospects are always subject to risk and uncertainties, the forward-looking events and circumstances discussed in this news release might not occur, and actual results could differ materially from those described, anticipated or implied. For a more complete discussion of such risks and uncertainties, please refer to the company's filings with the Securities and Exchange Commission.

CONTACTS:

AlumiFuel Power Corporation
Henry Fong, Chief Executive Officer
561-514-9042